Exhibit 99.1

Align Technology	Zeno Group
Madelyn Valente	Sarah Karlson
(909) 833-5839	(828) 551-4201
mvalente@aligntech.com	sarah.karlson@zenogroup.com

Align Technology Announces Strategic Initiatives Consistent with Long-term Growth and Shareholder Value Creation Objectives

•Board refreshment process to Add Three New Independent Directors with Healthcare, Technology and Operational Expertise
•Align has engaged a market leading global consulting firm as a strategic advisor to support the Company’s next phase of growth by Enhancing Long-Term Commercial Excellence, Margin Expansion, and Earnings Growth
•Increased 2026 Share Repurchase Commitment Reflects Continued Confidence in Align’s Long-Term Value
•Actions Follow Constructive Discussions with Elliott Investment Management

TEMPE, Ariz., July 29, 2026 - Align Technology, Inc. (“Align”) (Nasdaq: ALGN) a leading global medical device company that designs, manufactures, and sells the Invisalign® System of clear aligners, iTero™ intraoral scanners, and exocad™ CAD/CAM software for digital orthodontics and restorative dentistry, today announced several initiatives reflecting its commitment to strong corporate governance and shareholder value creation.

Following discussions with Elliott Investment Management L.P. (together with its affiliates, “Elliott”) about its ongoing Board refreshment and governance process, Align will appoint three new independent directors to join the Company’s Board of Directors. The search will focus on highly qualified leaders with significant experience in healthcare technology, medical devices, global operations, consumer technology, innovation, and scaling of high-growth businesses.

Align has also launched a comprehensive strategic and operating model review designed to support the Company’s next phase of growth. Supported by a market leading global consulting firm, the review is focused on strengthening commercial execution, enhancing organizational effectiveness, optimizing resources, improving scalability, and ensuring Align is well positioned to capitalize on significant long-term market opportunities. The Company expects this work to further support sustainable revenue growth, margin expansion, and long-term shareholder value creation. The Company intends to update shareholders on the strategic and operating model review as well as material initiatives undertaken and progress against those initiatives.

In addition, Align has increased its 2026 share repurchase commitment and now intends to repurchase a total of $400 million to $500 million of its common stock during 2026. This reflects the conviction of the Board and Management in Align’s long-term value.

“Align remains focused on executing our strategy, advancing innovation, expanding access to digital treatment solutions, and creating long-term value for shareholders,” said Joe Hogan, Align Technology President and CEO. “The initiatives build on efforts already underway to strengthen our business, evolve our operating model, and ensure our Board continues to reflect the capabilities needed to support Align’s future growth opportunities. We believe these actions position us to better serve our customers, employees and shareholders while reinforcing our leadership in digital orthodontics and restorative dentistry.”

The new directors are expected to complement the Board’s existing expertise and provide additional perspectives as Align executes against its strategic priorities, including accelerating growth, driving operational excellence, advancing innovation, and enhancing long-term shareholder value. Today’s announcement also reflects the Board’s continued commitment to maintaining the skills, experience, and perspectives necessary to support Align’s next phase of growth and value creation.

“Board refreshment is an important and ongoing responsibility of the Board,” said Kevin Conroy, Chairman of the Board. “We regularly evaluate the skills, experiences and perspectives needed to support Align’s long-term strategy and future growth opportunities. The three new independent directors will be appointed consistent with that approach. We appreciate the constructive dialogue with Elliott as we continue to advance Align’s strategic priorities.”

“We are one of Align’s largest investors because we believe the Company is a market leader with significant long-term growth opportunities,” said Marc Steinberg, Partner at Elliott. “We believe the Board enhancements and other actions announced today are important steps toward delivering on this opportunity. We appreciate the constructive dialogue with Joe Hogan and management and look forward to continuing to support Align as it creates long-term value for shareholders.”

The Board and management team remain confident in Align’s strategy, competitive position and long-term growth opportunities. Align continues to focus on expanding global adoption of digital orthodontic and restorative solutions, advancing innovation, enhancing operational effectiveness, and creating sustainable value for patients, doctors, employees and shareholders.

About Align Technology, Inc.

Align Technology designs and manufactures the Invisalign® System, the most advanced clear aligner system in the world, iTero™ intraoral scanners and services, and exocad™ CAD/CAM software. These technology building blocks enable enhanced digital orthodontic and restorative workflows to improve patient outcomes and practice efficiencies for over 302.0 thousand doctor customers and are key to accessing Align’s 600 million consumer market opportunity worldwide. Over the past 29 years, Align has helped doctors treat approximately 23.5 million patients with the Invisalign System and is driving the evolution in digital dentistry through the Align™ Digital Platform, our integrated suite of unique, proprietary technologies and services delivered as a seamless, end-to-end solution for patients and consumers, orthodontists and GP dentists, and lab/partners. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about the iTero digital scanning system, please visit www.itero.com. For additional information about exocad dental CAD/CAM offerings and a list of exocad reseller partners, please visit www.exocad.com.

Invisalign, iTero, exocad, Align, Align Digital Platform and iTero Lumina are trademarks of Align Technology, Inc.